SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Criticare Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not Applicable

(2)	Aggregate number of securities to which transaction applies: Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

(4)	Proposed maximum aggregate value of transaction: Not Applicable

(5)	Total fee paid: Not Applicable

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: Not Applicable

(2)	Form, Schedule or Registration Statement No.: Not Applicable

(3)	Filing Party: Not Applicable

(4)	Date Filed: Not Applicable

CRITICARE SYSTEMS, INC.

20925 Crossroads Circle, Suite 100

Waukesha, Wisconsin 53186

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Criticare Systems, Inc. will be held at the Company’s headquarters, 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186, on December 19, 2006 at 4:00 p.m., local time, for the following purposes:

1.    To elect two directors to each serve for a three-year term.

2.    To ratify the appointment of BDO Seidman, LLP, independent registered public accounting firm, as auditors of the Company for its fiscal year ending June 30, 2007.

3.    To transact any other business as may properly come before the meeting and any adjournment or adjournments thereof.

The transfer books of the Company will not be closed for the Annual Meeting. Stockholders of record at the close of business on November 13, 2006 are entitled to receive notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person, if possible. Stockholders who are unable to be present in person are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. Your attendance at the meeting, whether in person or by proxy, is important to ensure a quorum. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Stockholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

By Order of the Board of Directors

Joel D. Knudson,

Secretary

Waukesha, Wisconsin

November 17, 2006

CRITICARE SYSTEMS, INC.

20925 Crossroads Circle, Suite 100

Waukesha, Wisconsin 53186

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Criticare Systems, Inc. (the “Company”), to be voted at the Annual Meeting of Stockholders to be held at the Company’s headquarters, 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186, at 4:00 p.m., local time, on Tuesday, December 19, 2006, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The mailing of this Proxy Statement and accompanying form of proxy is being made on or about November 17, 2006.

GENERAL INFORMATION

The Board of Directors knows of no business which will be presented to the meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their judgment. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked at any time before it has been voted by a later dated proxy or a vote in person at the Annual Meeting. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted (1) in FAVOR of the election of the nominees listed in the enclosed proxy as directors of the Company and (2) in FAVOR of the ratification of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

Only holders of the Company’s common stock, par value $0.04 per share (the “Common Stock”), whose names appear of record on the books of the Company at the close of business on November 13, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, the only outstanding shares of capital stock of the Company were 12,297,215 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be presented at the meeting. The election of the directors requires the affirmative vote of the holders of a plurality of the shares represented, in person or by proxy, at the meeting and the ratification of the Company’s independent registered public accounting firm require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, at the meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement and will not count toward the determination of whether the directors are elected or the appointment of the independent registered public accounting firm is ratified.

ELECTION OF DIRECTORS

Pursuant to the authority contained in the By-Laws of the Company, the Board of Directors has established the number of directors of the Company at six. The Company’s By-Laws provide that the Board of Directors will be divided into three classes as nearly equal in number as possible, with the term of one class expiring each year. The terms of two directors expire at the Annual Meeting. Accordingly, the Board of Directors has nominated for re-election as directors Emil H. Soika and Stephen K. Tannenbaum, to each serve a term of three years until the 2009 Annual Meeting of Stockholders. Proxies cannot be voted for more than two candidates for director.

The directorship of Jeffrey T. Barnes is connected with the investment in the Company pursuant to the terms of a Purchase Agreement, dated as of October 17, 2000, among the Company, Oxford Bioscience Partners III L.P., Oxford Bioscience Partners (Bermuda) III Limited Partnership and mRNA Fund L.P.

As indicated below, the persons nominated by the Board of Directors are incumbent directors. The Company anticipates that the nominees will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the incumbent directors (except where a proxy withholds authority with respect to the election of a director).

The Board of Directors recommends that stockholders vote in FAVOR of the election of Emil H. Soika and Stephen K. Tannenbaum as directors of the Company.

Name, Age, Principal Occupation for Past Five Years and Directorships	Age	Director Since	Present Term Ends
Nominees For Election as Directors

Emil H. Soika	68	1998	2006 Annual Meeting

Mr. Soika has served as President and Chief Executive Officer of the Company since November 1998. From November 1995 to September 1998, Mr. Soika served as Vice President and General Manager of Spacelabs Medical, a medical monitoring and clinical information systems company.

Stephen K. Tannenbaum	55	2001	2006 Annual Meeting

Mr. Tannenbaum has served as the President of Tannenbaum & Company, PC, a certified public accounting firm located in Denver, Colorado, since September 1994.

Other Directors

Higgins D. Bailey, Ed.D.	76	2000	2007 Annual Meeting

Dr. Bailey has served as Chairman of the Board of the Company since May 2003. Dr. Bailey served as Chairman of the Board of Entropin, Inc., a development-stage pharmaceutical company, from September 1991 until May 2005. Dr. Bailey served as the business manager of the Thomas T. Anderson law firm, located in Indio, California, from September 1991 to January 2006.

Sam B. Humphries	64	2006	2007 Annual Meeting

Mr. Humphries has served as President and Chief Executive Officer of HealthTronics, Inc., a healthcare services and medical technology provider, since May 2006. Mr. Humphries served as President and Chief Executive Officer of Uroplasty, Inc., a medical device company, from January 2005 to May 2006. Mr. Humphries has also served as a partner of Ascent Medical Technology Fund, a venture capital fund founded in 1995, from October 2001 to January 2005. Mr. Humphries serves on the Board of Directors of HealthTronics, Inc.

Jeffrey T. Barnes	52	2000	2008 Annual Meeting

Mr. Barnes has served as Vice Chairman of the Board of the Company since August 2006. Mr. Barnes has been a partner of Oxford Bioscience, a venture capital firm, since October 1999. From February 1997 to October 1999, Mr. Barnes served as a Principal of Robertson Stephens, an investment banking firm.

N.C. Joseph Lai, Ph.D.	64	1984	2008 Annual Meeting

Dr. Lai has served as Executive Chairman of BioForm, Inc., a company that produces special medical devices, since December 2002. From June 1999 to December 2002, Dr. Lai served as President and Chief Executive Officer of BioForm, Inc. Dr. Lai was a co-founder of the Company and served as Vice Chairman of its Board and as an officer from the Company’s inception in October 1984 until November 1998.

DIRECTORS’ MEETINGS AND COMMITTEES

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors held eight meetings during the Company’s fiscal year ended June 30, 2006. All of the incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors upon which they served, except for Mr. Barnes.

The members of the Audit Committee are Dr. Higgins D. Bailey, Dr. N.C. Joseph Lai and Stephen K. Tannenbaum (Chairman). The Audit Committee met five times during the fiscal year ended June 30, 2006. The Audit Committee is responsible for assisting the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of the Company’s internal accounting function and independent auditors. The Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an “audit committee” for purposes of section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s report required by the rules of the Securities and Exchange Commission (“SEC”) appears on page 5.

The Board’s Compensation Committee is comprised of Dr. Higgins D. Bailey (Chairman) and Stephen K. Tannenbaum. The Compensation Committee, in addition to such other duties as may be specified by the Board of Directors, reviews and makes recommendations to the Board with respect to the compensation levels and other benefits of executive officers, administers and oversees the Company’s stock plans and reviews and makes recommendations to the Board with respect to the compensation of outside directors. The Company has placed a current copy of the charter of the Compensation Committee on its web site located at www.csiusa.com. The Compensation Committee met two times during the fiscal year ended June 30, 2006.

The Board’s Nominating and Corporate Governance Committee is comprised of Dr. Higgins D. Bailey (Chairman) and Stephen K. Tannenbaum. The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors by identifying individuals qualified to become members of the Board of Directors and its committees, recommending to the Board of Directors nominees for the annual meeting of stockholders, developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and assisting the Board of Directors in assessing director performance and the effectiveness of the Board of Directors. The Company has placed a current copy of the charter of the Nominating and Corporate Governance Committee on its web site located at www.csiusa.com. The Nominating and Corporate Governance Committee met two times during the fiscal year ended June 30, 2006.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Company’s Board of Directors has reviewed the independence of its incumbent and nominee directors under the applicable standards of the American Stock Exchange. Based on this review, the Board of Directors determined that each of Dr. Higgins D. Bailey, Jeffrey T. Barnes, Sam B. Humphries, Dr. N.C. Joseph Lai and Stephen K. Tannenbaum is independent under those standards. These independent directors constitute a majority of the directors of the Company.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. Based on the review described under “Director Independence,” the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the American Stock Exchange.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of the Company’s Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Stockholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting of stockholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on the Company’s Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Sam B. Humphries was recommended for appointment to the Company’s Board of Directors by a stockholder and appointed to the Board effective January 2006 after consideration by the Nominating and Corporate Governance Committee.

Communications between Stockholders and the Board of Directors

The Company has placed on its web site located at www.csiusa.com a description of the procedures for stockholders to communicate with the Board of Directors, a description of the Company’s policy for its directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s annual meeting of stockholders.

Code of Business Ethics

The Company has adopted a Code of Business Ethics that applies to all of the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on the Company’s corporate web site which is located at www.csiusa.com. The Company also intends to disclose any amendments to, or waivers from, the Code of Business Ethics on its corporate web site.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of three members of the Company’s Board of Directors. Based upon the review described above under “Corporate Governance Matters—Director Independence,” the Board of Directors has determined that each member of the Audit Committee is independent as defined in the listing standards of the American Stock Exchange and the rules of the SEC. The duties and responsibilities of the Company’s Audit Committee are set forth in the Audit Committee Charter, which was attached as Appendix A to the Company’s Proxy Statement delivered in connection with its 2004 Annual Meeting of the Stockholders.

The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2006 with the Company’s management and with the Company’s independent auditors;

•	discussed with the Company’s independent auditors the matters required to be discussed by SAS 61, as modified or supplemented (Codification for Statements on Auditing Standards); and

•	received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees) and has discussed with its independent auditors its independence.

Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the SEC.

AUDIT COMMITTEE:

Stephen K. Tannenbaum (Chairman)

Dr. Higgins D. Bailey

Dr. N.C. Joseph Lai

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees the Company was billed for audit and nonaudit services rendered by the Company’s independent auditors during fiscal 2006 and 2005:

Service Type	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$170,060	$158,428
Audit-related Fees	—	—
Tax Fees (2)	19,350	19,550
All Other Fees	—	—

Total Fees Billed	$189,410	$177,978

(1)	Consists of fees for professional services rendered in connection with the audit of the Company’s financial statements for the fiscal years ended June 30, 2006 and June 30, 2005; the reviews of the financial statements included in each of the Company’s quarterly reports on Form 10-Q during those fiscal years; and consents and assistance with documents filed by the Company with the SEC.
(2)	Consists of fees for tax advisory services in connection with preparation of the Company’s federal and state tax returns and I.R.S. audit. The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of BDO Seidman, LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by the Company’s independent auditors. The Audit Committee has delegated certain of its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

Since the effective date of the SEC rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of the Company’s independent auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Expert

The Company’s Board of Directors has determined that one of the members of the Audit Committee, Stephen K. Tannenbaum, qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on his work experience and education.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Age	Title
Emil H. Soika	68	President, Chief Executive Officer and Director
Drew M. Diaz	43	Vice President-Worldwide Sales
Michael T. Larsen	47	Vice President-Quality and Regulatory Affairs
Joseph P. Lester	56	Vice President and General Manager
Deborah A. Zane	52	Vice President-Marketing and Business Development
Joel D. Knudson	41	Vice President-Finance and Secretary

The term of office and past business experience of Mr. Soika are described above under “Election of Directors.”

Mr. Diaz was promoted from Director of International Sales to Vice President-International Sales in May 1997 and was most recently promoted to Vice President-Worldwide Sales in January 2002.

Mr. Larsen has served as Vice President-Quality and Regulatory Affairs since October 2004. Mr. Larsen served as the Company’s Vice President-Quality Control/Quality Assurance from September 1990 until October 2004.

Mr. Lester was promoted to Vice President and General Manager in October 2000 and joined the Company as Vice President-Operations in January 2000. Prior to joining the Company, Mr. Lester was Vice President-Operations for Siemens Medical Systems, Inc., a medical device company, from April 1997 to January 2000.

Ms. Zane has served as Vice President-Marketing and Business Development of the Company since September 2001. From March 1999 to September 2001, Ms. Zane served in various marketing positions for the Company.

Mr. Knudson has served as Vice President-Finance and Secretary of the Company since September 2004. Mr. Knudson was the Company’s Controller from February 2004 to September 2004. Prior to joining the Company, Mr. Knudson was the Controller for S.K. Williams Co., a metal finishing company, from November 2002 to February 2004 and, prior to that, was the Controller for Anguil Environmental Systems, Inc., a manufacturer of pollution control systems, from November 1994 until October 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of initial beneficial ownership on Form 3 and reports of changes in beneficial ownership on Forms 4 and 5. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal 2006 all section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Barnes filed a Form 4 report on December 2, 2005 reporting a transaction occurring on November 29, 2005 and a Form 4 report on December 9, 2005 reporting a transaction occurring on December 2, 2005 and Ms. Zane filed a Form 4 report on March 2, 2006 reporting a transaction occurring on February 24, 2006.

COMPENSATION OF DIRECTORS

Prior to January 1, 2006, directors of the Company received an annual fee of $12,000 and the Chairman of the Board, currently Dr. Higgins D. Bailey, received an annual fee of $15,000. Annual fees were increased to $24,000 for outside directors and to $30,000 for the Chairman of the Board beginning with the quarter ended March 31, 2006, and effective April 1, 2006, directors who are officers or employees of the Company will not receive fees for service on the Board. Director fees are paid quarterly. In addition, directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors. In connection with his appointment to the Board of Directors, on January 27, 2006, Mr. Humphries was granted options to purchase 20,000 shares of Common Stock with an exercise price of $4.60 per share and which vest pro rata over a four-year period on each of January 27, 2007, January 27, 2008, January 27, 2009 and January 27, 2010.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to all compensation, including stock options granted and all cash bonuses and accrued deferred compensation, incurred by the Company during the three fiscal years ended June 30, 2006 awarded to or earned by the person who served as Chief Executive Officer during fiscal 2006 and the four other most highly compensated executive officers of the Company in fiscal 2006. The persons listed below are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options/SARs (#)	All Other Compensation ($)
Emil H. Soika, President and Chief Executive Officer	2006 2005 2004	248,833 225,000 225,000		— 40,000 25,000	1,349 1,349 1,349	— — 50,000	16,318 19,148 14,213	(3) (3) (3)
Drew M. Diaz, Vice President—Worldwide Sales	2006 2005 2004	308,579 247,054 269,205	(4) (4) (4)	— — —	1,640 1,640 1,640	— 4,000 40,000	7,211 6,190 5,960	(5) (5) (5)
Joseph P. Lester, Vice President and General Manager	2006 2005 2004	146,000 142,000 140,000		29,746 32,904 22,870	6,000 6,000 6,000	— — 25,000	4,945 4,076 3,584	(6) (6) (6)
Deborah A. Zane, Vice President-Marketing and Business Development	2006 2005 2004	218,193 167,940 164,852	(7) (7) (7)	15,000 — —	6,000 6,000 6,000	— — 35,000	4,652 3,796 3,870	(8) (8) (8)
Joel D. Knudson, Vice President-Finance and Secretary (9)	2006 2005	127,917 108,646		20,000 —	6,000 5,750	5,000 70,000	3,100 1,076	(10) (10)

(1)	Bonus payments to Mr. Soika, Ms. Zane and Mr. Knudson were made in the discretion of the Company. Bonus payments to Mr. Lester are based on a formula relating to certain offshore sales and cost-savings from offshore manufacturing.
(2)	The amounts for Ms. Zane, Mr. Lester and Mr. Knudson, solely with respect to fiscal 2005 and fiscal 2006, represent automobile allowance payments and all other amounts represent the compensation recognized for the personal use of an automobile leased by the Company.
(3)	For fiscal 2006, represents $3,118 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to a beneficiary of Mr. Soika, $9,000 of fees for services as a director of the Company and $4,200 of Company contributions to the 401(k) plan on behalf of Mr. Soika. For fiscal 2005, represents $3,048 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Soika, $12,000 of fees for services as a director of the Company and $4,100 of Company contributions to the 401(k) plan on behalf of Mr. Soika. For fiscal 2004, represents $2,213 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Soika and $12,000 of fees for services as a director of the Company.
(4)	For fiscal 2006, represents a fixed salary of $110,000 paid by the Company to Mr. Diaz, and commissions of $198,579 paid by the Company to Mr. Diaz based on a percentage of certain sales by the Company. For fiscal 2005, represents a fixed salary of $110,000 paid by the Company to Mr. Diaz, and commissions of $137,054 paid by the Company to Mr. Diaz based on a percentage of certain sales by the Company. For fiscal 2004, represents a fixed salary of $110,000 paid by the Company to Mr. Diaz, and commissions of $159,205 paid by the Company to Mr. Diaz based on a percentage of certain sales by the Company.
(5)

For fiscal year 2006, represents $650 paid by the Company for tax services rendered to Mr. Diaz, $246 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Diaz, $2,115 paid in lieu of vacation time based on Mr. Diaz’s seniority, and $4,200 of Company contributions to the 401(k) plan on behalf of Mr. Diaz. For fiscal year 2005, represents $1,850 paid by the Company for tax services rendered to Mr. Diaz, $240 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Diaz, and $4,100 of Company contributions to the 401(k) plan on behalf of Mr. Diaz. For fiscal year 2004, represents $1,800 paid by the Company for tax services rendered to Mr. Diaz, $160 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Diaz, and $4,000 of Company contributions to the 401(k) plan on behalf of Mr. Diaz.

(6)	For Fiscal 2006, represents $1,056 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Lester, and $3,889 of Company contributions to the 401(k) plan on behalf of Mr. Lester. For fiscal 2005, represents $692 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Lester, and $3,384 of Company contributions to the 401(k) plan on behalf of Mr. Lester. For fiscal 2004, represents $484 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Lester, and $3,100 of Company contributions to the 401(k) plan on behalf of Mr. Lester.
(7)	For fiscal 2006, represents a fixed salary of $128,333 paid by the Company to Ms. Zane, and commissions of $89,860 paid by the Company to Ms. Zane based on a percentage of certain sales by the Company. For fiscal 2005, represents a fixed salary of $120,000 paid by the Company to Ms. Zane, and commissions of $47,940 paid by the Company to Ms. Zane based on a percentage of certain sales by the Company. For fiscal 2004, represents a fixed salary of $120,000 paid by the Company to Ms. Zane, and commissions of $44,852 paid by the Company to Ms. Zane based on a percentage of certain sales by the Company.
(8)	For fiscal 2006, represents $565 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Ms. Zane, and $4,087 of Company contributions to the 401(k) plan on behalf of Ms. Zane. For fiscal 2005, represents $552 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Ms. Zane, and $3,244 of Company contributions to the 401(k) plan on behalf of Ms. Zane. For fiscal 2004, represents $336 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Ms. Zane, and $3,534 of Company contributions to the 401(k) plan on behalf of Ms. Zane.
(9)	Mr. Knudson became an executive officer of the Company with his appointment as Vice President-Finance and Secretary of the Company in September 2004.
(10)	For fiscal 2006, represents $180 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Knudson, and $2,920 of Company contributions to the 401(k) plan on behalf of Mr. Knudson. For fiscal 2005, represents $75 of premiums paid by the Company on a life insurance policy, the proceeds of which are payable to the beneficiary of Mr. Knudson, and $1,001 of Company contributions to the 401(k) plan on behalf of Mr. Knudson.

Employment Agreements

Effective September 28, 2006, the Company entered into an amended and restated employment agreement with Drew M. Diaz, Vice President-Worldwide Sales; effective September 1, 2005, the Company entered into an amended and restated employment agreement with Emil H. Soika, President, Chief Executive Officer and Director; effective May 18, 2000, the Company entered into an employment agreement with Joseph P. Lester, Vice President and General Manager; effective November 10, 2006, the Company entered into an amended and restated employment agreement with Deborah A. Zane, Vice President-Marketing and Business Development; and effective August 8, 2005, the Company entered into an employment agreement with Joel D. Knudson, Vice President-Finance and Secretary. The agreements provide that Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane, and Mr. Knudson will continue to receive their respective current compensation, with an annual review of the compensation within 30 days prior to the end of each fiscal year. Mr. Soika is eligible to participate in a cash bonus program and each of Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane and Mr. Knudson is entitled to receive health and life insurance coverage and disability insurance. The Company may terminate Mr. Soika’s, Mr. Diaz’s, Mr. Lester’s, Ms. Zane’s and Mr. Knudson’s respective employment at any time and any of

Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane or Mr. Knudson may resign at any time. If the Company terminates their employment without cause at any time either prior to or after a change in control of the Company, Mr. Soika is entitled to receive payment of his base salary and his other employee benefits for 30 months, Mr. Diaz is entitled to receive payment of his total compensation and his other employee benefits for 24 months, Mr. Lester is entitled to receive payment of his total compensation and his other employee benefits for 18 months, Ms. Zane is entitled to receive payment of her base salary, commissions and her other employee benefits for 15 months, and Mr. Knudson is entitled to receive payment of his base salary and his other employee benefits for 12 months, respectively, from the date of termination. If Mr. Soika’s, Mr. Diaz’s, Mr. Lester’s, Ms. Zane’s or Mr. Knudson’s employment is terminated for cause, or if they resign, before a change in control of the Company, the terminated employee will not be entitled to receive any base salary or other benefits for periods after the termination date.

Each of Mr. Soika, Mr. Diaz, Mr. Lester and Ms. Zane has agreed not to compete with the Company during employment and not to solicit customers or employees for a period of 12, 12, 18 and 12 months, respectively, after any voluntary termination of employment or any termination by the Company with or without cause. Mr. Soika, Mr. Diaz, Mr. Lester, Ms. Zane and Mr. Knudson have each agreed to maintain the confidentiality of the Company’s financial statements and other financial information.

Effective September 28, 2006, the employment agreements were amended to replace the prior definition of a “change in control” with a new, more complete definition which includes the following changes: (i) a change in control now includes a change in the composition of a majority of the board of directors of the Company (except with the approval of at least a majority of the incumbent directors); and (ii) a change in control will occur upon a change in the ownership of 50% or more (in lieu of the prior threshold of 51% or more) of the outstanding stock or voting power of the Company. In addition, Mr. Diaz’s agreement was amended, to reflect a commitment to Mr. Diaz previously made in June 2006, to increase his severance period from 12 months to 24 months following a voluntary termination of employment by Mr. Diaz after a change in control or a termination of employment by the Company without cause at any time either before or after a change in control, and to eliminate the termination of the severance if he secures alternative employment during the severance period and the requirement that he complete three months of employment after a change in control. Ms. Zane’s entered into a new employment agreement on November 10, 2006 that includes this new definition of a “change in control.”

The amended employment agreements provide that if the Company experiences a change in control, and Mr. Soika, Mr. Diaz or Ms. Zane voluntarily terminates his or her employment for any reason after the change in control, or Mr. Lester or Mr. Knudson voluntarily terminates his employment for any reason after completing three months of employment after the change in control: Mr. Soika is entitled to receive payment of his base salary and other employee benefits for 30 months after the date of termination; Mr. Diaz is entitled to receive payment of his total compensation and other employee benefits for 24 months after the date of termination; Mr. Lester is entitled to receive payment of his total compensation and other employee benefits for 18 months after the date of termination, or until Mr. Lester secures alternative employment, whichever period is shorter; Ms. Zane is entitled to receive payment of her base salary, commissions and her other employee benefits for 15 months after the date of termination or until Ms. Zane secures alternative employment, whichever period is shorter; and Mr. Knudson is entitled to receive payment of his base salary and other employee benefits for 12 months after the date of termination, or until Mr. Knudson secures alternative employment, whichever period is shorter.

Stock Option Plans

On November 14, 2003, the Company adopted the Criticare Systems, Inc. 2003 Stock Option Plan (the “2003 Plan”), which was amended effective December 1, 2005. Pursuant to the adoption of the 2003 Plan, no new stock options can be granted under the stock option plans which existed prior to the approval of the 2003 Plan (collectively, the “Old Plans”), although the Company may regrant existing stock options under the Old Plans to extend the terms of such stock options. The 2003 Plan provides for the grant to directors, officers and employees of the Company and to other persons who provide services to the Company of options covering shares of Common Stock, shares of restricted stock and stock appreciation rights. The 2003 Plan is administered by the Compensation Committee of the Board of Directors which has discretion to select grantees, designate the number of shares to be covered by each award, establish vesting schedules, specify the amount and type of consideration to be paid to the Company on exercise, and to specify certain other terms of the awards. The exercise price of options and stock appreciation rights granted under the 2003 Plan must be at least 100% of the fair market value of the Common Stock on the date of grant.

The Company has reserved 930,000 shares of Common Stock for issuance under the 2003 Plan, subject to adjustment for certain dilutive events. At the end of fiscal 2006, options to purchase 422,688 shares were outstanding under the 2003 Plan and options to purchase 121,000 shares were outstanding under the Old Plans. During fiscal 2006, options were granted to purchase 45,000 shares of Common Stock under the 2003 Plan at an average per share exercise price of $4.90. All options were granted with exercise prices no less than the market price on the grant date. In addition, during fiscal 2006, options to purchase 3,375 shares of Common Stock at an average per share exercise price of $3.05 were canceled under the 2003 Plan, options to purchase 81,250 shares of Common Stock at an average per share exercise price of $2.48 were canceled under the Old Plans, options to purchase 7,375 shares of Common Stock at an average exercise price per share of $3.01 were exercised under the 2003 Plan and options to purchase 465,670 shares of Common Stock at an average exercise price per share of $2.56 were exercised under the Old Plans. A total of 495,875 shares of Common Stock remain available for future grants under the 2003 Plan.

The following table provides certain information regarding stock options granted to the named executive officers of the Company during the fiscal year ended June 30, 2006.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term ($) (2)
						5%	10%
Emil H. Soika	—		—	—	—	—	—
Drew M. Diaz	—		—	—	—	—	—
Joseph P. Lester	—		—	—	—	—	—
Deborah A. Zane	—		—	—	—	—	—
Joel D. Knudson	5,000	(1)	11%	5.19	September 9, 2015	16,320	41,358

(1)	This option vests over a four-year period: one-quarter of the shares vest on each of September 9, 2006, September 9, 2007, September 9, 2008 and September 9, 2009.
(2)	The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the Common Stock.

The following table shows the fiscal year-end value of unexercised options held by the named executive officers and the value realized upon exercise of options by the named executive officers during fiscal 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values*

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#) (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (Exercisable/Unexercisable)(2)
Emil H. Soika	200,000	472,300	25,000 / 25,000	23,750 / 23,750
Drew M. Diaz	40,000	128,200	31,500 / 22,500	31,080 / 21,800
Joseph P. Lester	43,250	91,865	25,000 / 25,000	25,875 / 25,875
Deborah A. Zane	40,000	114,350	25,000 / 20,000	25,025 / 19,425
Joel D. Knudson	—	—	32,500 / 47,500	37,675 / 40,675

*	No SARs are outstanding.
(1)	Value realized equals the closing price of the Common Stock on the date of exercise, minus the exercise price, multiplied by the number of shares acquired on exercise.
(2)	Calculated based on a closing price of $4.00 per share on June 30, 2006.

Retirement Plan

Effective April 1, 1991, the Company adopted a 401(k) plan, which covers substantially all employees who have completed three months of employment. Under the plan, eligible employees can contribute up to $15,000 of pre-tax compensation for investment in a trust under the plan during the calendar year 2006. The Company matches 50% of the first 4% of employee contributions made, subject to annual approval by the Board of Directors. Employee contributions, within certain limitations, are considered tax deferred under the provisions of section 401(k) of the Internal Revenue Code. Withdrawals of tax deferred amounts may be made upon termination of employment or earlier in the event of certain defined hardship situations. Contributions made or accrued by the Company for named executive officers are included under the “All Other Compensation” column in the Summary Compensation Table.

Other than the 401(k) plan, the Company does not maintain any pension, profit sharing, retirement or similar plans.

COMPENSATION COMMITTEE REPORT

The objectives of the Company’s compensation program are to attract and retain the best available executives, to motivate these executives to achieve the Company’s business goals and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company reviews its compensation program on a regular basis and attempts to tie a portion of each executive’s potential compensation to Company performance.

The key elements of the Company’s executive compensation program consist of fixed compensation, in the form of base salary, and variable compensation, which is more directly tied to Company performance, through stock option awards, sales commissions and bonuses. In determining each element of compensation to be awarded to an executive officer, the Compensation Committee considers the executive’s overall benefit package as well as the executive’s responsibilities and experience. The Compensation Committee also considers the competitive marketplace for executive talent, including, to the extent possible, a comparison to compensation packages for executives with similar levels of experience and responsibility at other companies. The results of the compensation review referenced above included new base salaries for the Company’s executive officers. Effective April 1, 2006, the Compensation Committee of the Company’s Board of Directors approved an increase in the base salaries for Mr. Soika from $250,000 to $262,000 and Mr. Knudson from $125,000 to $140,000.

In fixing the stock option grants, the Committee considers the current stock holdings of each eligible officer, their responsibilities and historical and anticipated future contributions to the Company’s performance. The Committee believes that selective grants of stock options promote a commonality of interest between the Company’s officers and its stockholders by giving the Company’s officers added incentives to maximize the Company’s stock price. The 2003 Plan also authorizes the issuance of shares of restricted stock and stock appreciation rights, although to date the Company has not made any grants of restricted stock or stock appreciation rights.

Compensation of Chief Executive Officer

During fiscal 2006, the Compensation Committee reviewed the compensation package of Mr. Soika, the Company’s President and Chief Executive Officer. During fiscal 2006, Mr. Soika received a base salary of $248,833, and in accordance with its review of Mr. Soika’s compensation, the Compensation Committee of the Company’s Board of Directors approved an increase in the base salary for Mr. Soika from $250,000 to $262,000 which was effective April 1, 2006. Additionally, as reported in the 2005 Proxy Statement, based upon fiscal 2005 performance, the Compensation Committee approved a discretionary cash bonus of $40,000 for Mr. Soika payable in fiscal 2006. Mr. Soika was not awarded any stock options under the 2003 Plan in fiscal 2006.

COMPENSATION COMMITTEE:

Dr. Higgins D. Bailey (Chairman)

Stephen K. Tannenbaum

STOCK PERFORMANCE

The following table tracks the value of $100 invested on June 30, 2001 in the Company’s Common Stock compared to the change in the S&P 500 Index and the Nasdaq Composite Index. The chart shows that $100 invested five years ago in the Common Stock was worth $93 at June 30, 2006 compared to $104 for the S&P 500 and $101 for the Nasdaq Composite Index:

CRITICARE SYSTEMS, INC.

STOCK PERFORMANCE COMPARED TO THE

S&P 500 AND THE NASDAQ INDEX

	S&P 500	Nasdaq	Criticare
June 30, 2001	100	100	100
June 30, 2002	81	68	93
June 30, 2003	80	75	73
June 29, 2004	93	95	70
June 28, 2005	97	95	119
June 30, 2006	104	101	93

The following graph presents, for a five-year period, the cumulative total stockholder return of the Company, the Standard & Poor’s 500 Index and the Nasdaq Composite Index. Cumulative total stockholder return is defined as share price appreciation assuming reinvestment of dividends.

SECURITY OWNERSHIP

The following table sets forth information with respect to beneficial ownership of the Common Stock as of October 31, 2006 by (a) each director of the Company, (b) each named executive officer, (c) each person known to the Company to own beneficially more than 5% of the Common Stock, and (d) all directors and executive officers as a group.

The Company has determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of Common Stock subject to options that are either currently exercisable or exercisable within 60 days of October 31, 2006 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists the applicable percentage ownership based on 12,296,482 shares outstanding as of October 31, 2006.

Name and Address of Beneficial Owner(1)	Number of Shares Owned		Percent
Higgins D. Bailey	5,000	(2)	*
Jeffrey T. Barnes	16,300		*
Sam B. Humphries	0		*
N.C. Joseph Lai, Ph.D.	359,710	(3)	2.9
Emil H. Soika	122,250	(4)	1.0
Stephen K. Tannenbaum	7,500	(5)	*
Drew M. Diaz	56,114	(6)	*
Joseph P. Lester	25,000	(7)	*
Deborah A. Zane	25,000	(8)	*
Joel D. Knudson	33,750	(9)	*
BlueLine Partners, L.L.C.	1,318,700	(10)	10.7
Heartland Advisors, Inc.	1,254,400	(11)	10.2
Oberweis Asset Management, Inc.	733,200	(12)	5.9
All directors and executive officers as a group (11 persons)	677,624	(13)	5.4

*	Less than 1%
(1)	Unless otherwise indicated, the address of the beneficial owner is 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186; the address of Mr. Barnes is 222 Berkeley Street, Suite 1650, Boston, Massachusetts 02116-3733; the address of Dr. Lai is W302 N6117 Spence Road, Hartland, WI 53029; the address of Mr. Tannenbaum is 4155 East Jewell Avenue, Suite 610, Denver, CO 80222; and the address of Dr. Bailey is 102 Celano Circle, Palm Desert, CA 92211; and the address of Mr. Humphries is 1301 Capital of Texas Highway, Suite 200B, Austin, TX 78746.
(2)	Consists of 5,000 shares which Mr. Bailey has the right to acquire under currently exercisable options.
(3)	Consists of 154,710 shares owned directly by Dr. Lai; 116,000 shares owned of record by Dr. Lai’s wife; 85,000 shares owned by a trust of which Dr. Lai and his wife are trustees; and 4,000 shares owned by the Lai Family Foundation.
(4)	Consists of 87,000 shares owned directly by Mr. Soika, 25,000 shares which Mr. Soika has the right to acquire under currently exercisable options and 10,250 shares in Mr. Soika’s account under the Criticare Systems, Inc. Employee Stock Purchase Plan (the “Purchase Plan”).
(5)	Consists of 7,500 shares which Mr. Tannenbaum has the right to acquire under currently exercisable options.
(6)	Consists of 22,200 shares owned directly by Mr. Diaz, 31,500 shares which Mr. Diaz has the right to acquire under currently exercisable options and 2,414 shares in Mr. Diaz’s account under the Purchase Plan.
(7)	Consists of 25,000 shares which Mr. Lester has the right to acquire under currently exercisable options.
(8)	Consists of 25,000 shares which Ms. Zane has the right to acquire under currently exercisable options.
(9)	Consists of 33,750 shares which Mr. Knudson has the right to acquire under currently exercisable options.
(10)

BlueLine Partners, L.L.C., as the sole general partner of, and on behalf of, BlueLine Catalyst Fund VIII, L.P., BlueLine Capital Partners, L.P. , and BlueLine Partners, L.L.C. (collectively, “BlueLine”), has filed a Schedule 13D dated December 14, 2004, a Schedule 13D/A dated April 11, 2005, a Schedule 13D/A dated September 23, 2005, a Schedule 13D/A dated December 14, 2005, a Schedule 13D/A dated February 15, 2006, a Schedule 13D/A dated March 6, 2006, and a Schedule 13D/A dated August 21, 2006. The shares reflected in the table are based upon the Schedule 13D/A dated August 21, 2006, and subsequent Form 4 reports dated August 23, 2006 and August 25, 2006, filed by BlueLine with the SEC. BlueLine shares voting and investment power with respect to all such shares. BlueLine’s address is 4115 Blackhawk Plaza Circle, Suite 100, Danville, California 94506.

(11)	Heartland Advisors, Inc. (“Heartland”), filed a Schedule 13G dated October 6, 2006 reporting that as of September 30, 2006 Heartland was the beneficial owner of 1,254,400 shares of Common Stock. Heartland shares voting and investment power with respect to all such shares. William J. Nasgovitz may be deemed to share voting and investment power over all such shares, and each of Heartland and Mr. Nasgovitz disclaim beneficial ownership of such shares. Heartland’s address is 789 North Water Street, Milwaukee, Wisconsin 53202.
(12)	The shares reflected in the table are based on a Schedule 13F dated August 14, 2006 that Oberweis Asset Management, Inc. (“Oberweis”), filed with the SEC. Oberweis’ address is 3333 Warrenville Road, Suite 500, Lisle, IL 60532.
(13)	Includes 174,750 shares of Common Stock the members of the group have a right to acquire under currently exercisable options and 12,664 shares in the accounts of the members of the group under the Purchase Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO Seidman, LLP as the independent registered public accounting firm to examine the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending June 30, 2007. Unless otherwise directed, proxies will be voted in FAVOR of the ratification of such appointment.

Although this appointment is not required to be submitted to a vote of stockholders, the Board believes it appropriate as a matter of policy to request that the stockholders ratify the appointment. If stockholder ratification is not received, the Board will reconsider the appointment. It is expected that a representative of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSALS FOR 2007 ANNUAL MEETING

Proposals which stockholders intend to present at the 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received at the Company’s principal offices in Waukesha, Wisconsin, no later than July 20, 2007 for inclusion in the proxy material for that meeting. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after October 2, 2007 and the Company will not be required to present any such proposal at the 2007 Annual Meeting of Stockholders. If the Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2007 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal.

EXPENSES OF SOLICITATION

The cost of this solicitation of proxies will be paid by the Company. It is anticipated that the proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by the Company’s regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials and the annual report to beneficial owners of stock held by such persons. The Company will reimburse such parties for their expenses in so doing.

ANNUAL REPORT

A copy of the 2006 Annual Report of the Company accompanies this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for fiscal year 2006 will be provided without charge on written request of any stockholder whose proxy is being solicited by the Board of Directors. The written request should be directed to Corporate Secretary, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186.

BY ORDER OF THE BOARD OF

DIRECTORS

Joel D. Knudson, Secretary

Waukesha, Wisconsin

November 17, 2006

PROXY            CRITICARE SYSTEMS, INC.            PROXY

2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

The undersigned hereby appoints Emil H. Soika and Joel D. Knudson, or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Criticare Systems, Inc. to be held on December 19, 2006 at 4:00 p.m., local time, at 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186, and at any adjournment thereof, there to vote all shares of stock of Criticare Systems, Inc. which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS AND TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

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CRITICARE SYSTEMS, INC.

PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.        ☒

1. ELECTION OF DIRECTORS: (terms expiring at the 2009 Annual Meeting) Emil H. Soika Stephen K. Tannenbaum	For All ☐	Withhold All ☐	For All Except ☐	2. To ratify the appointment of BDO Seidman, LLP as the Company's independent registered public accounting firm for the 2007 fiscal year	For ☐	Against ☐	Abstain ☐

------------------------------------------------------------ (Instructions: To withhold authority to vote for any indicated nominee, write the name(s) of such nominee(s) above.)				3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Check appropriate box Indicate changes below:
Address Change: ☐

Date________________________________________________________

Signature(s)__________________________________________________________________

_____________________________________________________________________________

If signing as attorney, executor, administrator, trustee or guardian,

please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.

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Ù      FOLD AND DETACH HERE      Ù

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

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